Exhibit 1

IMATION RELEASES DETAILED INVESTOR PRESENTATION ON ARLINGTON ASSET INVESTMENT CORP.

Highlights MBS and Asset Management Expertise of Imation’s Five Highly-Qualified, Independent, Shareholder-First Candidates

Urges Shareholders to Vote the GOLD Proxy Card and Visit www.RISEUPARLINGTON.com

NEW YORK, May 12, 2016 -- Imation Corp. (“Imation”) (NYSE: IMN), a shareholder of Arlington Asset Investment Corp. (“Arlington” or the “Company”) (NYSE: AI), today announced that it has released an investor presentation in connection with Imation’s proxy contest to elect its slate of five highly-qualified, independent, shareholder-first candidates to the Arlington Board of Directors at the Company’s Annual Meeting of Shareholders on June 9, 2016.

The presentation, which is available at http://www.riseuparlington.com/presentation/, outlines that significant Board change is required at Arlington due to its significant underperformance, poor hedging strategy, and seemingly unsustainable dividend. Further, the presentation details the steps that Imation’s candidates will take to protect and restore value at Arlington, if elected.

Joseph A. De Perio, Imation’s Chairman, stated: “Arlington’s financial performance has been dreadful and the Board’s lack of proper oversight and mortgage industry expertise is putting shareholders’ investments at risk. Over the last five years, Arlington’s dividend-adjusted stock price is down 15% – and its underlying investment strategy has not generated a reasonable return on equity.”

“We believe Arlington’s Board, who have overseen years of shareholder value destruction and poor financial results, must be held accountable for their strategic missteps and for the repeat failures of the Arlington executive team. We urge shareholders to vote the GOLD proxy card FOR Imation’s nominees, who have a proven track record in principal investing in MBS, real estate and alternative strategies. If our nominees are elected, we are confident they will drive Arlington’s return to profitability – and we believe the stock should trade at premium to tangible book value over time. Furthermore, if successful and in alignment with a new management team, we are prepared to invest up to $60 million to buy out shareholders at a premium or in a primary investment to improve the balance sheet at a price equivalent to 1.0x tangible book value1 per share.”

As outlined in today’s presentation, Imation’s go-forward path for Arlington includes:

•	Soliciting the best external manager or internal management team through a Request for Proposal process;
•	Aligning compensation to tangible book value creation and stock price appreciation;
•	Taking a holistic view on corporate overhead reduction and lowering the overall fixed cost structure;

•	Assisting management in diversifying the portfolio into strategies that create more attractive yields and that develop enterprise value by investing in new businesses; and
•	Lowering the risks in the business, recalibrating the hedging strategies, and/or liquidating underperforming assets.

Imation urges shareholders to vote the GOLD proxy card TODAY to elect Imation’s director candidates.

If shareholders have any questions or require any additional information concerning the Arlington Annual Meeting, please contact Imation’s proxy solicitor, Okapi Partners at:

OKAPI PARTNERS Okapi Partners LLC Banks and Brokerage Firms, Please Call: (212) 297-0720 Stockholders and All Others Call Toll-Free: (877) 566-1922 Email: info@okapipartners.com

 About Imation Corp.

Imation (NYSE: IMN) is a holding company that operates through a subsidiary engaged in global data storage and data security business. At the corporate level, there is an ongoing strategic review as Imation expects to seek and explore new opportunities that will allow it to pursue a diverse range of business opportunities and deploy its excess cash. For more information, visit www.imation.com.

Contacts

Media

Jonathan Gasthalter/Amanda Klein

Gasthalter & Co.

(212) 257-4170

Investors

Okapi Partners

Bruce Goldfarb/Charles Garske

(212) 297-0720

IMATION CORP., ROBERT B. FERNANDER, CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON GROUP, INC., JOSEPH A. DE PERIO, AND GEORGE E. HALL, SCOTT R. ARNOLD, BARRY L. KASOFF, W. BRIAN MAILLIAN, RAYMOND C. MIKULICH, AND DONALD H. PUTNAM (COLLECTIVELY, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF ARLINGTON ASSET INVESTMENT CORP., INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2016 ANNUAL MEETING OF SHAREHOLDERS (THE "PROXY SOLICITATION"). ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S SHAREHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY IMATION WITH THE SEC ON MAY 4, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.

1The Company’s tangible book value was $14.45 per share as of 3/31/2016 according to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2016.